Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

Net Investment Income of $0.36 per common share Increased 24% year-over-year
Declares 26th Consecutive $0.34 per common share Distribution

Chicago, IL - May 3, 2019 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended March 31, 2019.
FINANCIAL HIGHLIGHTS

•	Net investment income of $4.83 million, or $0.36 per share, an increase of 24% year-over-year and above the $0.34 quarterly distribution.

•	Closed investments in the first quarter of 2019 totaled approximately $63.6 million.

•	Net asset value ("NAV") per share decreased to $13.04 at March 31, 2019 from $13.10 at December 31, 2018 due to unrealized depreciation of the portfolio. No new non-accruals.

•	At March 31, 2019, 88% of our loan portfolio consisted of senior secured loans, based on fair value.

•	As of March 31, 2019, our total debt was 87% fixed rate and 87% of our debt matures in 2024 and beyond.

•	On April 30, 2019, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the second quarter of 2019, payable on June 28, 2019 to stockholders of record as of June 21, 2019.

"Our net investment income again exceeded our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "Since our 2012 IPO, we have declared 26 consecutive $0.34 per share quarterly distributions totaling over $9 per share in regular and special distributions.
We are working to establish an additional credit facility, which if consummated, would enable the Company to benefit from the incremental leverage permitted under last years’ Small Business Credit Availability Act.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At March 31, 2019
Total assets	$460.2
Investment portfolio, at fair value	$437.7
Net assets	$174.3
Net asset value per share	$13.04
Weighted average yield on performing debt investments (1)	11.80%
Weighted average yield on total debt investments (2)	11.45%
Weighted average yield on total investments (3)	10.74%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended March 31,
Operating Results	2019	2018
Total investment income	$12.3	$9.0
Net investment income	$4.8	$3.8
Net investment income per common share, basic and diluted	$0.36	$0.29
Net increase in net assets resulting from operations	$3.7	$3.5

	Quarter Ended March 31,
Portfolio Activity	2019	2018
Number of new portfolio companies	3	7
Investments in new portfolio companies	$35.6	$73.0
Investments in existing portfolio companies	$12.7	$25.2
Investments in structured finance notes	$15.3	$—
Number of portfolio companies at end of period	51	39

PORTFOLIO AND INVESTMENT ACTIVITIES

During the first quarter of 2019, OFS Capital closed $31.5 million of senior secured debt investments in three new portfolio companies, as well as $4.1 million of equity investments in two of these portfolio companies. In addition, we made $12.7 million of new senior secured debt investments in existing portfolio companies and $15.3 million of new investments in structured finance notes.
The total fair value of OFS Capital’s investment portfolio was $437.7 million at March 31, 2019, which was equal to approximately 96% of amortized cost. As of March 31, 2019, the fair value of OFS Capital's debt investment portfolio totaled $385.7 million in 46 portfolio companies, of which 88% and 12% were senior secured loans and subordinated loans, respectively. As of March 31, 2019, we also held approximately $36.2 million in equity investments, at fair value, in 15 portfolio companies in which we also held debt investments, 5 portfolio companies in which we solely held an equity investment and 2 investments in structured finance notes with a fair value of $15.8 million. We had unfunded commitments of $9.4 million to five portfolio companies at March 31, 2019. As of March 31, 2019, floating rate loans as a percentage of fair value comprised 88% of OFS Capital’s debt investment portfolio, with the remaining 12% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Interest income increased by $2.6 million for the three months ended March 31, 2019, compared to the three months ended March 31, 2018, due to a $3.6 million increase caused by an approximately $106.0 million increase in the average outstanding performing loan balance offset, in part, by a ($1.0) million decrease resulting from a 96 basis point decrease in the recurring earned yield on our portfolio. Fee income increased $0.5 million for the three months ended March 31, 2019 compared to the three months ended March 31, 2018, primarily due to an increase in syndication fees resulting from approximately $60.5 million in loan originations during the period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.

Expenses
Interest expense
Interest expense for the three months ended March 31, 2019 increased $1.8 million over the corresponding period in the prior year due to the issuance of $98.5 million in unsecured notes issued during 2018.
Management fee
Management fee expense for the three months ended March 31, 2019 increased $0.5 million over the corresponding period in the prior year due to an increase in our average total assets, resulting from the issuance of $98.5 million of unsecured notes during 2018.
Incentive fee
Incentive fee expense increased by $0.4 million for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 primarily due to additional net investment income resulting from the increase in the size of the portfolio.
Administration fee
Administration fee expense for the three months ended March 31, 2019 decreased $0.1 million over the corresponding period in the prior year primarily due to an decrease in our allocable portion of OFS Services’s overhead.
Net Gain (Loss) on Investments
We recognized net losses of $0.1 million on senior secured debt during the three months ended March 31, 2019, primarily as a result of the unrealized depreciation of $1.9 million on MAI Holdings, Inc., offset by unrealized appreciation of $2.2 million on broadly syndicated loans due to net positive impact of mark-to-market adjustments in the first quarter. Additional unrealized losses of $0.5 million for the three months ended March 31, 2019 were primarily a result from net negative impact of portfolio company-specific performance factors. We also recognized a realized gain of $0.1 million as a result of the partial sale of Cenexel Clinical Research Holdings, Inc. (f/k/a JBR Clinical Research Holdings, Inc.).
We recognized net gains of $0.2 million on subordinated debt during the three months ended March 31, 2019, primarily due to unrealized appreciation of $0.3 million recognized on our subordinated debt investment in Online Tech Stores, LLC. We recognized net losses of $0.1 million for the three months ended March 31, 2019, primarily as a result from net negative impact of portfolio company-specific performance factors.

We recognized net losses of $1.7 million on preferred equity investments for the three months ended March 31, 2019, primarily as a result of unrealized depreciation of $0.8 million recognized on our investment in TRS Services, LLC Class A units. Additional unrealized losses of $0.9 million for the three months ended March 31, 2019 were primarily due to the net negative impact of portfolio company-specific performance factors.
We recognized net gains of $0.2 million on common equity and warrant investments for the three months ended March 31, 2019, primarily as a result of unrealized appreciation of $2.5 million stemming from the positive impact of portfolio company-specific performance factors, offset by unrealized depreciation of $2.3 million in Contract Datascan Holdings, Inc. as a result of negative portfolio company-specific performance factors.
We recognized net gains of $0.4 million on structured finance notes for the three months ended March 31, 2019, primarily as a result of unrealized appreciation due to net positive impact of mark-to-market adjustments in the first quarter.

LIQUIDITY AND CAPITAL RESOURCES
At March 31, 2019, we had $15.2 million in cash, which includes cash of $12.9 million held by our wholly owned small business investment company OFS SBIC I, LP ("SBIC I LP"), and $149.9 million in outstanding SBA-guaranteed debentures. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of March 31, 2019, we had $14.2 million available for additional borrowings under our senior secured revolving credit facility with Pacific Western Bank, as lender ("PWB Credit Facility") and had drawn all of our available SBA-guaranteed debentures.
RECENT DEVELOPMENTS
Amendment to the PWB Credit Facility
On April 10, 2019, the Business Loan Agreement with Pacific Western Bank was amended to, among other things: (i) increase the maximum amount available under our PWB Credit Facility from $50.0 million to $100.0 million; (ii) change the interest rate from a variable rate of Prime Rate plus a 0.75% margin to a variable rate of Prime Rate plus a 0.25% margin (with a floor of 5.25%); (iii) extend the maturity date from January 31, 2020 to February 28, 2021; (iv) increase the minimum quarterly net investment income covenant from $2.0 million to $3.0 million; (v) reduce the statutory asset coverage ratio test from 200% to 150%; and (vi) add a total liabilities to Net Asset Value (as defined in the amended Business Loan Agreement) covenant of 300%.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 3, 2019, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 13, 2019 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10131169.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2019, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $323,794 and $312,223, respectively)	$310,090	$297,749
Affiliate investments (amortized cost of $120,199 and $90,751, respectively)	117,431	89,103
Control investments (amortized cost of $10,368 and $10,337, respectively)	10,146	9,945
Total investments at fair value (amortized cost of $454,361 and $413,311, respectively)	437,667	396,797
Cash	15,156	38,172
Interest receivable	3,787	2,787
Prepaid expenses and other assets	3,592	3,665
Total assets	$460,202	$441,421

Liabilities
Revolving line of credit	$35,750	$12,000
SBA debentures (net of deferred debt issuance costs of $2,188 and $2,280, respectively)	147,692	147,600
Unsecured notes (net of deferred debt issuance costs of $3,176 and $3,299 respectively)	95,349	95,226
Interest payable	1,478	2,791
Payable to adviser and affiliates	3,767	3,700
Payable for investments purchased	1,027	4,151
Accrued professional fees	662	637
Other liabilities	219	293
Total liabilities	285,944	266,398

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2019, and December 31, 2018, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,361,134 and 13,357,337 shares issued and outstanding as of March 31, 2019, and December 31, 2018, respectively	134	134
Paid-in capital in excess of par	187,604	187,540
Total distributable earnings (losses)	(13,480)	(12,651)
Total net assets	174,258	175,023

Total liabilities and net assets	$460,202	$441,421

Number of shares outstanding	13,361,134	13,357,337
Net asset value per share	$13.04	$13.10

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Investment income
Interest income:
Non-control/non-affiliate investments	$8,642	$5,758
Affiliate investments	2,333	2,085
Control investment	259	239
Total interest income	11,234	8,082
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	97	224
Affiliate investments	252	461
Control investment	27	27
Total payment-in-kind interest and dividend income	376	712
Dividend income:
Affiliate investments	173	130
Control investment	—	33
Total dividend income	173	163
Fee income:
Non-control/non-affiliate investments	342	26
Affiliate investments	205	2
Control investment	15	18
Total fee income	562	46
Total investment income	12,345	9,003
Expenses
Interest and financing expense	3,455	1,634
Management fee	1,843	1,360
Incentive fee	1,163	736
Professional fees	535	201
Administration fee	437	583
Other expenses	84	695
Total expenses before incentive fee waiver	7,517	5,209
Incentive fee waiver	—	(22)
Total expenses, net of incentive fee waiver	7,517	5,187
Net investment income	4,828	3,816

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(804)	461
Net realized loss on affiliate investments	—	(541)
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	658	(1,563)
Net unrealized appreciation (depreciation) on affiliate investments	(1,120)	1,245
Net unrealized appreciation on control investment	170	75

Net loss on investments	(1,096)	(323)

Net increase in net assets resulting from operations	$3,732	$3,493

Net investment income per common share – basic and diluted	$0.36	$0.29
Net increase in net assets resulting from operations per common share – basic and diluted	$0.28	$0.26
Distributions declared per common share	$0.34	$0.71
Basic and diluted weighted average shares outstanding	13,357,464	13,340,502

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the Company's efforts to establish an additional credit facility and the Company's ability to benefit from increased leverage permitted under the Small Business Credit Availability Act, when there can be no assurance that such a facility will be consummated or that the Company can benefit from additional leverage; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com